Exhibit 99

Pfizer Reports Fourth-Quarter and Full-Year 2011 Results; Updates 2012 Financial Guidance

  Fourth-Quarter 2011 Revenues of $16.7 Billion; Full-Year 2011 Revenues of $67.4 Billion
  Fourth-Quarter 2011 Adjusted Diluted EPS(1) of $0.50, Reported Diluted EPS(2) of $0.19; Full-Year 2011 Adjusted Diluted EPS(1) of $2.31, Reported Diluted EPS(2) of $1.27
  Achieves Full-Year 2011 Financial Guidance; Updates 2012 Financial Guidance Primarily to Reflect Unfavorable Changes in Foreign Exchange Rates From Mid-October 2011 to Mid-January 2012
  Returned $15.2 Billion to Shareholders in 2011, including the Repurchase of $9.0 Billion of Common Stock and the Payment of $6.2 Billion in Dividends

NEW YORK--(BUSINESS WIRE)--January 31, 2012--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	Fourth-Quarter(3)			Year-to-Date(3)
	2011	2010	Change	2011	2010	Change
Reported Revenues	$16,746	$17,354	(4%)	$67,425	$67,057	1%
Adjusted Income(1)	3,863	3,744	3%	18,217	17,885	2%
Adjusted Diluted EPS(1)	0.50	0.47	6%	2.31	2.22	4%
Reported Net Income(2)	1,439	2,890	(50%)	10,009	8,257	21%
Reported Diluted EPS(2)	0.19	0.36	(47%)	1.27	1.02	25%

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for fourth-quarter and full-year 2011. Fourth-quarter 2011 revenues were $16.7 billion, a decrease of 4% compared with $17.4 billion in the year-ago quarter, which reflects an operational decline of $765 million, or 5%, and the favorable impact of foreign exchange of $157 million, or 1%. For fourth-quarter 2011, U.S. revenues were $6.3 billion, a decrease of 12% compared with the year-ago quarter. International revenues were $10.4 billion, an increase of 3% compared with the prior-year quarter, which reflects 1% operational growth and a 2% favorable impact of foreign exchange. U.S. revenues represented 38% of total revenues in fourth-quarter 2011 compared with 41% in the year-ago quarter, while international revenues represented 62% of total revenues in fourth-quarter 2011 compared with 59% in the year-ago quarter.

Full-year 2011 revenues were $67.4 billion, an increase of 1% compared with $67.1 billion in full-year 2010, which reflects an operational decline of $1.6 billion, or 2%, and the favorable impact of foreign exchange of $1.9 billion, or 3%. For full-year 2011, U.S. revenues were $26.9 billion, a decrease of 7% compared with full-year 2010. International revenues were $40.5 billion, an increase of 6% compared with the prior-year, which reflects 1% operational growth and a 5% favorable impact of foreign exchange. U.S. revenues represented 40% of total revenues in full-year 2011 compared with 43% in full-year 2010, while international revenues represented 60% of total revenues in full-year 2011 compared with 57% in full-year 2010.

Financial Performance
	Fourth-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2011	2010	Change	Foreign Exchange	Operational

Primary Care(4)	$5,411	$5,886	(8%)	1%	(9%)
Specialty Care(5)	3,820	4,014	(5%)	2%	(7%)
Emerging Markets(6)	2,264	2,368	(4%)	(2%)	(2%)
Established Products(7)	2,300	2,414	(5%)	2%	(7%)
Oncology(8)	341	369	(8%)	2%	(10%)
Biopharmaceutical	14,136	15,051	(6%)	1%	(7%)

Animal Health(9)	1,106	976	13%	--	13%
Consumer Healthcare(10)	817	758	8%	--	8%
Nutrition(11)	598	492	22%	2%	20%
Other(12)	89	77	16%	--	16%

Total	$16,746	$17,354	(4%)	1%	(5%)

See end of text prior to tables for notes.

Business Highlights

Primary Care(4) unit revenues were favorably impacted primarily by foreign exchange, growth from Celebrex, Lyrica, Pristiq and Spiriva, among others, and the addition of $93 million, or 2%, from legacy King products, while negatively impacted by the loss of exclusivity of Lipitor and Caduet in the U.S. in November 2011, Lipitor in various other developed markets during 2010, as well as Aricept in the U.S. in November 2010. Taken together, these losses of exclusivity reduced Primary Care(4) unit revenues by $775 million, or 13%, in comparison with fourth-quarter 2010.

Specialty Care(5) unit revenues were positively impacted by foreign exchange and growth in Enbrel in developed markets and Prevenar (7-valent) in Japan. U.S. Prevnar 13 revenues in fourth-quarter 2011 were lower than in the prior-year quarter primarily because most patients eligible to receive the Prevnar 13 catch-up dose have already been vaccinated. Specialty Care(5) unit revenues were also negatively impacted by the loss of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively. Collectively, these losses of exclusivity reduced Specialty Care(5) unit revenues by $205 million, or 5%, in comparison with fourth-quarter 2010.

Emerging Markets(6) unit revenues were impacted by several factors. Volume growth was more than offset by the negative impact of foreign exchange and increased pricing pressures as well as by certain other events, including changes in institutional purchase patterns in Turkey and Brazil, currency devaluation in Venezuela as well as the loss of exclusivity of Lipitor in Brazil and Mexico in 2010. These losses of exclusivity reduced Emerging Markets(6) unit revenues by $29 million, or 1%, in comparison with fourth-quarter 2010.

Established Products(7) unit revenues were mainly impacted by the loss of exclusivity of Effexor XR, Protonix and Zosyn in the U.S., which taken together reduced Established Products(7) unit revenues by $208 million, or 9%, in comparison with fourth-quarter 2010. Additionally, fourth-quarter 2011 revenues were negatively impacted in comparison with fourth-quarter 2010 by the entry of multi-source generic competition in the U.S. following the end of the 180-day exclusivity period for donepezil (Aricept) in May 2011. These declines were partially offset by $150 million, or 6%, from the addition of legacy King products, as well as by foreign exchange and by revenue from our agreement granting Watson Pharmaceuticals, Inc. the exclusive right to sell the authorized generic version of Lipitor in the U.S. Total revenues from established products in both the Established Products(7) and Emerging Markets(6) units were $3.3 billion, with $954 million generated in emerging markets.

Animal Health(9) unit revenues increased by 13%, in comparison with the same quarter last year, primarily due to the addition of legacy King products as well as strong performance in the global livestock portfolio. The Consumer Healthcare(10) unit generated revenue growth of 8% in comparison with fourth-quarter 2010, primarily driven by the non-recurrence of the temporary voluntary withdrawal of Centrum in Europe in third-quarter 2010 and by increased sales of core brands, including Advil, Caltrate and Robitussin. Nutrition(11) unit revenues increased 22% in comparison with the same quarter last year. This performance was driven by increased demand for premium products, new product launches and overall strength in the China, Hong Kong and Middle East markets, in addition to foreign exchange.

Adjusted Expenses(1), Adjusted Income(1) and Adjusted Diluted EPS(1) Highlights
	Fourth-Quarter Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2011	2010	Change	Foreign Exchange	Operational

Adjusted Cost of Sales (1)	$3,362	$3,655	(8%)	(14%)	6%
As a Percent of Revenues	20.1%	21.1%	N/A	N/A	N/A
Adjusted SI&A Expenses(1)	5,347	5,710	(6%)	1%	(7%)
Adjusted R&D Expenses(1)	2,327	2,794	(17%)	--	(17%)

Adjusted Total Costs(13)	$11,036	$12,159	(9%)	(4%)	(5%)

See end of text prior to tables for notes.

Adjusted total costs(13) were $11.0 billion in fourth-quarter 2011, a decrease of 9% compared with $12.2 billion in fourth-quarter 2010. Excluding the favorable impact of foreign exchange of $481 million, or 4%, adjusted total costs(13) decreased 5%, primarily reflecting the benefit of cost-reduction and productivity initiatives, particularly in the research and development organization. Savings were also generated in fourth-quarter 2011 by reductions in the U.S. field force and declines in promotional spending in response to product losses of exclusivity. These savings were partially offset by the addition of costs from legacy King operations and the inclusion of the U.S. healthcare reform fee. Adjusted cost of sales(1) was unfavorably impacted by the addition of legacy King operations, the Puerto Rico excise tax, as well as a shift in geographic and business mix.

In fourth-quarter 2011, the effective tax rate on adjusted income(1) was approximately 30.2% compared with approximately 25.8% in fourth-quarter 2010. The increase was primarily due to the change in the jurisdictional mix of earnings and the extension of the U.S. research and development credit that was signed into law in December 2010. In full-year 2011, the effective tax rate on adjusted income(1) was approximately 29.5% compared with approximately 29.7% in full-year 2010. The decrease was primarily due to the change in the jurisdictional mix of earnings.

The diluted weighted-average shares outstanding for fourth-quarter 2011 was 7.7 billion shares, a reduction of approximately 361 million shares compared with fourth-quarter 2010. The diluted weighted-average shares outstanding for full-year 2011 was 7.9 billion shares, a reduction of approximately 204 million shares compared with full-year 2010. These share declines were primarily due to the Company’s ongoing share repurchase program.

As a result of the aforementioned factors, fourth-quarter 2011 adjusted income(1) was $3.9 billion, an increase of 3% compared with $3.7 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.50, an increase of 6% compared with $0.47 in the year-ago quarter. Additionally, full-year 2011 adjusted income(1) was $18.2 billion, an increase of 2% compared with $17.9 billion in full-year 2010, and adjusted diluted EPS(1) was $2.31, an increase of 4% compared with $2.22 in full-year 2010.

Reported Net Income(2) and Reported Diluted EPS(2) Highlights

In addition to the aforementioned factors, fourth-quarter and full-year 2011 reported earnings in comparison with the same periods in 2010 were unfavorably impacted by the non-recurrence of a 2010 favorable settlement with the U.S. Internal Revenue Service related to issues the Company was appealing regarding the audits of the Pfizer Inc. and Pharmacia tax returns for multiple years as well as by charges recorded in 2011 related to hormone therapy litigation and higher charges associated with cost-reduction and productivity initiatives. These factors were partially offset by lower acquisition-related costs and the non-recurrence of charges recorded in 2010 for asbestos litigation. Full-year 2011 reported earnings were also favorably impacted by lower purchase accounting adjustments as well as lower impairment charges related to certain intangible assets acquired in connection with the Wyeth acquisition and by the $1.3 billion (after-tax) gain on the sale of Capsugel(14) in third-quarter 2011.

The effective tax rate on reported results was approximately 34.9% in fourth-quarter 2011. In fourth-quarter 2010, Pfizer reached the aforementioned settlement with the U.S. Internal Revenue Service, which reduced its unrecognized tax benefits, and recorded a corresponding tax benefit to its income tax provision in fourth-quarter 2010, resulting in a favorable impact on net income. In full-year 2011, the effective tax rate on reported results was approximately 31.5% compared with approximately 11.5% in full-year 2010. The increases in both periods were primarily due to the non-recurrence of that settlement, partially offset by the decrease and jurisdictional mix of certain impairment charges related to assets acquired in connection with the Wyeth acquisition as well as a change in the jurisdictional mix of earnings.

As a result of all these factors, fourth-quarter 2011 reported net income(2) was $1.4 billion, a decrease of 50% compared with $2.9 billion in the prior-year quarter, and reported diluted EPS(2) was $0.19, a decrease of 47% compared with $0.36 in the prior-year quarter. Additionally, full-year 2011 reported net income(2) was $10.0 billion, an increase of 21% compared with $8.3 billion in full-year 2010, and reported diluted EPS(2) was $1.27, an increase of 25% compared with $1.02 in full-year 2010.

Executive Commentary

Ian Read, Chairman and Chief Executive Officer, stated, “Overall, 2011 was a year of setting new direction and focus for Pfizer. I am pleased with our 2011 financial performance, which was achieved in the face of a challenging global market and product losses of exclusivity of approximately $5 billion. We also made significant progress regarding capital allocation for the benefit of our shareholders during 2011.”

“In 2011, we advanced our pipeline and improved the rigor and productivity of our research and development (R&D) efforts, while also changing the culture within the R&D organization to be more accountable and results-driven. With the steady cadence of new product launches, marketing submissions and approvals, and positive late-stage clinical data presentations, we are clearly seeing the benefits of our investments and new approach. Prevnar/Prevenar 13 for adults, tofacitinib, Xalkori, Inlyta (axitinib) and Eliquis are well positioned to be important new product opportunities that may enhance the performance of our business. Additionally, we have a next wave of compounds that have shown promise in early and mid-stage studies, and we look forward to progressing them through the pipeline. Each of these compounds represents a potential valuable, new treatment option for patients.”

“As we begin 2012, we remain intently focused on generating attractive returns for our shareholders. We will continue to fix the innovative core in order to enhance our post-proof-of-concept portfolio of compounds in high-priority disease areas and successfully launch additional novel products. We will also continue executing on our strategic decisions, including exploring value-creating alternatives for our Animal Health and Nutrition businesses, allocating our capital in the best interests of our shareholders and continuing to rigorously manage our expenses. We are committed to repurchasing approximately $5 billion of our common stock this year under our recently authorized $10 billion share repurchase program and paying over $6 billion in dividends. We remain on-track with our timeline of finalizing strategic decisions for the Animal Health and Nutrition businesses this year and continue to expect that any separation of these businesses from Pfizer will occur between July 2012 and July 2013. I am excited with the opportunities afforded to Pfizer this year and look forward to continuing the significant progress we’ve made,” concluded Mr. Read.

Frank D’Amelio, Chief Financial Officer, stated, “We achieved or exceeded each of the components of our 2011 financial guidance, including exceeding our reported revenues and adjusted diluted EPS(1) guidance ranges. In addition, we achieved our cost-reduction target associated with the Wyeth integration one year earlier than anticipated, generating more than $4.0 billion in reductions on an operational basis in comparison with the 2008 combined costs of Pfizer and Wyeth. For 2012, we have reduced our reported revenues and adjusted diluted EPS(1) guidance ranges, primarily to reflect changes in foreign exchange rates from mid-October 2011 to mid-January 2012. We are also providing for the first time a 2012 guidance range for adjusted cost of sales(1) as a percentage of revenues and have lowered our guidance range for adjusted SI&A expenses(1).”

“Further, regarding capital allocation, the strength of our balance sheet and operating cash flow enabled us to return $15.2 billion to our shareholders in 2011 through $6.2 billion in dividends and $9.0 billion from the repurchase of 459 million shares,” Mr. D’Amelio continued.

2012 Financial Guidance(15)

For full-year 2012, Pfizer’s financial guidance, at current exchange rates(16), is summarized below.

Reported Revenues	$60.5 to $62.5 billion (previously $62.2 to $64.7 billion)
Adjusted Cost of Sales(1) as a Percentage of Revenues	20.5% to 21.5%
Adjusted SI&A Expenses(1)	$17.0 to $18.0 billion (previously $17.5 to $18.5 billion)
Adjusted R&D Expenses(1)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(1)	Approximately $1.0 billion
Effective Tax Rate on Adjusted Income(1)	Approximately 29%
Reported Diluted EPS(2)	$1.37 to $1.52 (previously $1.58 to $1.73)
Adjusted Diluted EPS(1)	$2.20 to $2.30 (previously $2.25 to $2.35)
Operating Cash Flow	At least $19.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1) "Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended October 2, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of fourth-quarter 2011 and 2010 and full-year 2011 and 2010 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2012 guidance for adjusted income and adjusted diluted EPS to full-year 2012 guidance for reported net income(2) and reported diluted EPS(2), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(2) “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3) In all periods presented, the results from the Capsugel(14) business, as well as the gain on the sale of Capsugel in third-quarter 2011, are reflected in a single line, Discontinued operations - net of tax, until the completion of the sale on August 1, 2011. Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the 2011 results beginning January 31, 2011. Therefore, in accordance with Pfizer’s domestic and international reporting periods, the results for full-year 2011 reflect approximately eleven months of King’s U.S. operations and approximately ten months of King’s international operations. Legacy King operations are not reflected in the results for full-year 2010.

(4) The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, cardiovascular (excluding pulmonary arterial hypertension), diabetes, erectile dysfunction, genitourinary, major depressive disorder, pain, respiratory and smoking cessation. Examples of products in this unit include, but are not limited to, Celebrex, Chantix/Champix, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(7) unit.

(5) The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: anti-infectives, endocrine disorders, hemophilia, inflammation, multiple sclerosis, ophthalmology, pulmonary arterial hypertension, specialty neuroscience and vaccines. Examples of products in this unit include, but are not limited to, BeneFIX, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Rebif, ReFacto, Revatio, Xalatan, Xyntha and Zyvox. All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(6) and those that are managed by the Established Products(7) unit.

(6) The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

(7) The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products are transferred to this unit in the beginning of the fiscal year following losing patent protection or marketing exclusivity. In certain situations, products may be transferred to this unit at a different point than the beginning of the fiscal year following losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(6). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

(8) The Oncology unit includes revenues from human oncology and oncology-related products. Examples of products in this unit include, but are not limited to, Aromasin, Sutent, Torisel and Xalkori. All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(6) and those that are managed by the Established Products(7) unit.

(9) Animal Health includes worldwide revenues from products and services to prevent and treat disease in livestock and companion animals, including, but not limited to, vaccines, parasiticides and anti-infectives. The Company is exploring strategic alternatives for Animal Health, which may include, among others, a full or partial separation from Pfizer through a spin-off, sale or other transaction.

(10) Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: GI-topicals, nutritionals, pain management and respiratory. Examples of products in Consumer Healthcare include, but are not limited to, Advil, Caltrate, Centrum, ChapStick and Robitussin.

(11) Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside the U.S. and Canada. Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs. The Company is exploring strategic alternatives for Nutrition, which may include, among others, a full or partial separation from Pfizer through a spin-off, sale or other transaction.

(12) Other includes revenues generated primarily from Pfizer Centersource.

(13) Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(14) Capsugel provided capsule products and related services to the pharmaceutical and associated healthcare industries. On August 1, 2011, Pfizer completed the sale of Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P.

(15) Does not assume the completion of any business-development transactions not completed as of December 31, 2011, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2011.

(16) The current exchange rates assumed in connection with the 2012 financial guidance are the mid-January 2012 exchange rates.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions, except per common share data)

	Fourth Quarter		% Incr. /	Full-Year		% Incr. /
	2011	2010	(Decr.)	2011	2010	(Decr.)
Revenues	$16,746	$17,354	(4)	$67,425	$67,057	1
Costs and expenses:
Cost of sales(b)	3,908	4,162	(6)	15,085	15,838	(5)
Selling, informational and administrative expenses(b)	5,371	5,704	(6)	19,468	19,480	-
Research and development expenses(b)	2,596	2,802	(7)	9,112	9,392	(3)
Amortization of intangible assets(c)	1,417	1,431	(1)	5,585	5,403	3
Acquisition-related in-process research and development charges	-	51	(100)	-	125	(100)
Restructuring charges and certain acquisition-related costs	460	1,111	(59)	2,934	3,201	(8)
Other deductions--net	701	1,300	(46)	2,479	4,336	(43)
Income from continuing operations before provision
for taxes on income	2,293	793	189	12,762	9,282	37
Provision/(benefit) for taxes on income	800	(2,094)	(138)	4,023	1,071	276
Income from continuing operations	1,493	2,887	(48)	8,739	8,211	6
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	(28)	12	*	8	88	(91)
Gain/(loss) on sale of discontinued operations--net of tax	(15)	(2)	*	1,304	(11)	*
Discontinued operations--net of tax	(43)	10	*	1,312	77	*
Net income before allocation to noncontrolling interests	1,450	2,897	(50)	10,051	8,288	21
Less: net income attributable to noncontrolling interests	11	7	57	42	31	35
Net income attributable to Pfizer Inc.	$1,439	$2,890	(50)	$10,009	$8,257	21
Earnings per share - basic:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.19	$0.36	(47)	$1.11	$1.02	9
Discontinued operations--net of tax	(0.01)	-	(100)	0.17	0.01	*
Net income attributable to Pfizer Inc. common shareholders	$0.19	$0.36	(47)	$1.28	$1.03	24
Earnings per share - diluted:(d)
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.19	$0.36	(47)	$1.11	$1.01	10
Discontinued operations--net of tax	(0.01)	-	(100)	0.17	0.01	*
Net income attributable to Pfizer Inc. common shareholders	$0.19	$0.36	(47)	$1.27	$1.02	25
Weighted-average shares used to calculate earnings per common share:
Basic	7,635	8,011		7,817	8,036
Diluted	7,687	8,048		7,870	8,074

(a)

The above financial statements present the three-month and twelve-month periods ended December 31, 2011 and December 31, 2010. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 for each year.

The sale of the Capsugel business closed on August 1, 2011, and we have recognized a gain related to the sale of Capsugel in Discontinued operations: Gain/(loss) on sale of discontinued operations--net of tax for the twelve-month period ended December 31, 2011. Capsugel is presented as a discontinued operation and we have made certain reclassification adjustments to conform the 2010 amounts to the current-period presentation.

On January 31, 2011, we completed our tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. Therefore, in accordance with Pfizer's domestic and international reporting periods, the 2011 results reflect approximately eleven months of King's U.S. operations and approximately ten months of King's international operations. Our consolidated statements of income for the three-month and twelve-month periods ended December 31, 2010 do not include King's results of operations.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

See Supplemental Information that accompanies these materials for additional details.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$16,746	$-	$-	$-	$-	$16,746
Costs and expenses:
Cost of sales(b)	3,908	(152)	(146)	-	(248)	3,362
Selling, informational and administrative expenses(b)	5,371	(5)	(4)	-	(15)	5,347
Research and development expenses(b)	2,596	3	(14)	-	(258)	2,327
Amortization of intangible assets(4)	1,417	(1,364)	-	-	-	53
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	460	-	(348)	-	(112)	-
Other (income)/deductions--net	701	(51)	-	-	(545)	105
Income from continuing operations before provision
for taxes on income	2,293	1,569	512	-	1,178	5,552
Provision/(benefit) for taxes on income	800	415	198	-	265	1,678
Income from continuing operations	1,493	1,154	314	-	913	3,874
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	(28)	-	-	28	-	-
Gain/(loss) on sale of discontinued operations--net of tax	(15)	-	-	15	-	-
Discontinued operations--net of tax	(43)	-	-	43	-	-

Net income before allocation to noncontrolling interests	1,450	1,154	314	43	913	3,874
Less: net income attributable to noncontrolling interests	11	-	-	-	-	11
Net income attributable to Pfizer Inc.	$1,439	$1,154	$314	$43	$913	$3,863
Earnings per common share - diluted:(c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.19	$0.15	$0.04	$-	$0.12	$0.50
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.19	$0.15	$0.04	$0.01	$0.12	$0.50

	Twelve Months Ended December 31, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$67,425	$-	$-	$-	$-	$67,425
Costs and expenses:
Cost of sales(b)	15,085	(1,238)	(557)	-	(254)	13,036
Selling, informational and administrative expenses(b)	19,468	(11)	(45)	-	(54)	19,358
Research and development expenses(b)	9,112	3	(23)	-	(655)	8,437
Amortization of intangible assets(4)	5,585	(5,433)	-	-	-	152
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	2,934	-	(1,358)	-	(1,576)	-
Other (income)/deductions--net	2,479	(122)	-	-	(1,815)	542
Income from continuing operations before provision
for taxes on income	12,762	6,801	1,983	-	4,354	25,900
Provision/(benefit) for taxes on income	4,023	1,769	525	-	1,324	7,641
Income from continuing operations	8,739	5,032	1,458	-	3,030	18,259
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	8	-	-	(8)	-	-
Gain/(loss) on sale of discontinued operations--net of tax	1,304	-	-	(1,304)	-	-
Discontinued operations--net of tax	1,312	-	-	(1,312)	-	-

Net income before allocation to noncontrolling interests	10,051	5,032	1,458	(1,312)	3,030	18,259
Less: net income attributable to noncontrolling interests	42	-	-	-	-	42
Net income attributable to Pfizer Inc.	$10,009	$5,032	$1,458	$(1,312)	$3,030	$18,217
Earnings per common share - diluted:(c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$0.64	$0.19	$-	$0.39	$2.31
Discontinued operations--net of tax	0.17	-	-	(0.17)	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.27	$0.64	$0.19	$(0.17)	$0.39	$2.31

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 4.

(c)	EPS amounts may not add due to rounding.

See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended December 31, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$17,354	$-	$-	$-	$(1)	$17,353
Costs and expenses:
Cost of sales(b)	4,162	(340)	(160)	-	(7)	3,655
Selling, informational and administrative expenses(b)	5,704	8	(37)	-	35	5,710
Research and development expenses(b)	2,802	(1)	11	-	(18)	2,794
Amortization of intangible assets(4)	1,431	(1,399)	-	-	-	32
Acquisition-related in-process research and development charges	51	(51)	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,111	-	(1,111)	-	-	-
Other (income)/deductions--net	1,300	90	-	-	(1,284)	106
Income from continuing operations before provision
for taxes on income	793	1,693	1,297	-	1,273	5,056
Provision/(benefit) for taxes on income	(2,094)	517	396	-	2,486	1,305
Income from continuing operations	2,887	1,176	901	-	(1,213)	3,751
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	12	-	-	(12)	-	-
Gain/(loss) on sale of discontinued operations--net of tax	(2)	-	-	2	-	-
Discontinued operations--net of tax	10	-	-	(10)	-	-

Net income before allocation to noncontrolling interests	2,897	1,176	901	(10)	(1,213)	3,751
Less: net income attributable to noncontrolling interests	7	-	-	-	-	7
Net income attributable to Pfizer Inc.	$2,890	$1,176	$901	$(10)	$(1,213)	$3,744
Earnings per common share - diluted:(c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.36	$0.15	$0.11	$-	$(0.15)	$0.47
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.15	$0.11	$-	$(0.15)	$0.47

	Twelve Months Ended December 31, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$67,057	$-	$-	$-	$(18)	$67,039
Costs and expenses:
Cost of sales(b)	15,838	(2,904)	(527)	-	(228)	12,179
Selling, informational and administrative expenses(b)	19,480	25	(227)	-	49	19,327
Research and development expenses(b)	9,392	(24)	(34)	-	(18)	9,316
Amortization of intangible assets(4)	5,403	(5,279)	-	-	-	124
Acquisition-related in-process research and development charges	125	(125)	-	-	-	-
Restructuring charges and certain acquisition-related costs	3,201	-	(3,201)	-	-	-
Other (income)/deductions--net	4,336	50	-	-	(3,785)	601
Income from continuing operations before provision
for taxes on income	9,282	8,257	3,989	-	3,964	25,492
Provision/(benefit) for taxes on income	1,071	2,148	1,092	-	3,265	7,576
Income from continuing operations	8,211	6,109	2,897	-	699	17,916
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	88	-	-	(88)	-	-
Gain/(loss) on sale of discontinued operations--net of tax	(11)	-	-	11	-	-
Discontinued operations--net of tax	77	-	-	(77)	-	-

Net income before allocation to noncontrolling interests	8,288	6,109	2,897	(77)	699	17,916
Less: net income attributable to noncontrolling interests	31	-	-	-	-	31
Net income attributable to Pfizer Inc.	$8,257	$6,109	$2,897	$(77)	$699	$17,885
Earnings per common share - diluted:(c)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.01	$0.76	$0.36	$-	$0.09	$2.22
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.02	$0.76	$0.36	$(0.01)	$0.09	$2.22

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 4.

(c)	EPS amounts may not add due to rounding.

See end of tables for notes.

Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)

The financial statements present the three-month and twelve-month periods ended December 31, 2011 and December 31, 2010. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 for each year.

The sale of the Capsugel business closed on August 1, 2011, and we have recognized a gain related to the sale of Capsugel in Discontinued operations:

Gain/(loss) on sale of discontinued operations--net of tax for the twelve-month period ended December 31, 2011. Capsugel is presented as a discontinued operation and we have made certain reclassification adjustments to conform the 2010 amounts to the current-period presentation.

On January 31, 2011, we completed our tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. Therefore, in accordance with Pfizer's domestic and international reporting periods, the 2011 results reflect approximately eleven months of King's U.S. operations and approximately ten months of King's international operations. Our consolidated statements of income for the three-month and twelve-month periods ended December 31, 2010 do not include King's results of operations.

2)	Acquisition-related costs include the following:

	Fourth Quarter		Full-Year
(millions of dollars)	2011	2010	2011	2010

Transaction costs(a)	$2	$9	$30	$22
Integration costs(a)	163	354	730	1,004
Restructuring charges(a)	183	748	598	2,175
Additional depreciation -- asset restructuring(b)	164	186	625	788
Total acquisition-related costs -- pre-tax	512	1,297	1,983	3,989
Income taxes(c)	(198)	(396)	(525)	(1,092)
Total acquisition-related costs -- net of tax	$314	$901	$1,458	$2,897

(a)

Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. The sum of these costs and charges is included in Restructuring charges and certain acquisition-related costs.

(b)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($146 million), Selling, informational and administrative expenses ($4 million) and Research and development expenses ($14 million) for the three months ended December 31, 2011. Included in Cost of sales ($557 million), Selling, informational and administrative expenses ($45 million) and Research and development expenses ($23 million) for the full year ended December 31, 2011. Included in Cost of sales ($160 million), Selling, informational and administrative expenses ($37 million), and Research and development expenses ($11 million income) for the three months ended December 31, 2010. Included in Cost of sales ($527 million), Selling, informational and administrative expenses ($227 million) and Research and development expenses ($34 million) for the full year ended December 31, 2010.

	(c)	Included in Provision for taxes on income.

3)	Certain significant items include the following:

	Fourth Quarter		Full-Year
(millions of dollars)	2011	2010	2011	2010

Restructuring charges(a)	$108	$-	$1,572	$-
Implementation costs and additional depreciation -- asset restructuring(b)	525	-	961	-
Certain legal matters(c)	171	860	828	1,703
Certain asset impairment charges(d)	266	483	848	2,151
Inventory write-off (e)	(3)	-	8	212
Other	111	(70)	137	(102)
Total certain significant items -- pre-tax	1,178	1,273	4,354	3,964
Income taxes(f)	(265)	(2,486)	(1,324)	(3,265)
Total certain significant items -- net of tax	$913	$(1,213)	$3,030	$699

	(a)	Included in Restructuring charges and certain acquisition-related costs, primarily related to our cost-reduction and productivity initiatives.

(b)

Primarily related to our cost-reduction and productivity initiatives. Included in Cost of sales ($252 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($258 million) for the three months ended December 31, 2011. Included in Cost of sales ($252 million), Selling, informational and administrative expenses ($54 million) and Research and development expenses ($655 million) for the full year ended December 31, 2011.

(c)

Included in Other deductions - net. In full-year 2011, primarily relates to charges for hormone-replacement therapy litigation. In both periods of 2010, primarily includes a charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

(d)

Included in Other deductions - net. In 2011 and 2010, primarily relates to certain Wyeth intangible assets, including in-process research and development (IPR&D) intangible assets. In 2011, also includes a charge related to our indefinite-lived brand asset, Xanax, recorded as a result of an increased competitive environment. In 2010, also includes a charge related to an intangible asset associated with our product, Thelin, recorded as a result of our decision to voluntarily withdraw Thelin in regions where it was approved and to discontinue clinical studies worldwide.

	(e)	Included in Cost of sales. In full-year 2010, primarily relates to unfinished inventory acquired as part of the Wyeth acquisition that became unusable after the acquisition date.

(f)

Included in Provision/(benefit) for taxes on income. In 2010, includes a tax benefit recorded in fourth-quarter as a result of a settlement of certain tax audits covering the years 2002 - 2005, as well as the tax impact of the additional charges for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. (see Supplemental Information that accompanies these materials for additional information).

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

4)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC.
BUSINESS REVENUES(1)
TWELVE MONTHS 2011 and 2010
(UNAUDITED)
(millions of dollars)

				% Change
	2011	2010	% Change	Foreign Exchange	Operational
Primary Care	$22,670	$23,328	(3%)	3%	(6%)
Specialty Care	15,245	15,021	1%	3%	(2%)
Emerging Markets	9,295	8,662	7%	2%	5%
Established Products	9,214	10,098	(9%)	4%	(13%)
Oncology	1,323	1,414	(6%)	4%	(10%)
Biopharmaceutical	57,747	58,523	(1%)	3%	(4%)

Animal Health	4,184	3,575	17%	3%	14%
Consumer Healthcare	3,057	2,772	10%	2%	8%
Nutrition	2,138	1,867	15%	4%	11%
Other	299	320	(7%)	1%	(8%)

TOTAL	$67,425	$67,057	1%	3%	(2%)

(1) See notes 4-12 in the accompanying earnings release for a description of each business unit and of "Other".

PFIZER INC.
REVENUES
FOURTH QUARTER 2011 and 2010
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

	2011	2010	% Change		2011	2010	% Change	2011	2010	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$16,746	$17,354	(4%)	(5%)	$6,328	$7,194	(12%)	$10,418	$10,160	3%	1%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$14,136	$15,051	(6%)	(7%)	$5,459	$6,408	(15%)	$8,677	$8,643	-	(1%)
Lipitor	1,999	2,629	(24%)	(25%)	816	1,408	(42%)	1,183	1,221	(3%)	(5%)
Lyrica	998	821	22%	20%	398	351	13%	600	470	28%	26%
Prevnar / Prevenar 13	834	826	1%	-	395	530	(25%)	439	296	48%	46%
Enbrel (Outside the U.S. and Canada)	925	865	7%	6%	-	-	-	925	865	7%	6%
Celebrex	667	622	7%	6%	418	404	3%	249	218	14%	12%
Viagra	523	499	5%	5%	271	263	3%	252	236	7%	6%
Norvasc	364	386	(6%)	(10%)	-	9	(100%)	364	377	(3%)	(6%)
Zyvox	318	300	6%	5%	154	150	3%	164	150	9%	8%
Xalatan / Xalacom	290	462	(37%)	(39%)	17	173	(90%)	273	289	(6%)	(7%)
Sutent	317	295	7%	7%	89	72	24%	228	223	2%	2%
Geodon / Zeldox	269	264	2%	2%	232	222	5%	37	42	(12%)	(10%)
Premarin Family	256	261	(2%)	(2%)	232	236	(2%)	24	25	(4%)	(4%)
Genotropin	235	235	-	(2%)	61	53	15%	174	182	(4%)	(7%)
Detrol / Detrol LA	215	255	(16%)	(16%)	135	174	(22%)	80	81	(1%)	(1%)
Vfend	189	230	(18%)	(19%)	22	73	(70%)	167	157	6%	3%
Chantix / Champix	175	233	(25%)	(25%)	78	78	-	97	155	(37%)	(38%)
BeneFIX	175	169	4%	3%	78	75	4%	97	94	3%	1%
Effexor	141	206	(32%)	(33%)	35	84	(58%)	106	122	(13%)	(15%)
Zosyn / Tazocin	146	203	(28%)	(28%)	77	122	(37%)	69	81	(15%)	(14%)
Pristiq	155	125	24%	24%	126	104	21%	29	21	38%	45%
Zoloft	153	142	8%	5%	17	17	-	136	125	9%	5%
Caduet	103	139	(26%)	(27%)	37	83	(55%)	66	56	18%	14%
Revatio	142	129	10%	10%	83	77	8%	59	52	13%	12%
Medrol	127	114	11%	11%	36	25	44%	91	89	2%	-
Refacto AF/Xyntha	126	114	11%	10%	22	19	16%	104	95	9%	9%
Prevnar / Prevenar (7-valent)	82	223	(63%)	(64%)	-	-	-	82	223	(63%)	(64%)
Zithromax / Zmax	118	112	5%	3%	3	4	(25%)	115	108	6%	4%
Aricept**	115	117	(2%)	(2%)	-	-	-	115	117	(2%)	(2%)
Fragmin	99	83	19%	20%	11	-	*	88	83	6%	6%
Cardura	91	101	(10%)	(11%)	1	1	-	90	100	(10%)	(10%)
Rapamune	87	96	(9%)	(9%)	49	47	4%	38	49	(22%)	(22%)
Aromasin	67	122	(45%)	(46%)	5	38	(87%)	62	84	(26%)	(28%)
BMP2	63	102	(38%)	(37%)	63	96	(34%)	-	6	(100%)	(90%)
Relpax	91	84	8%	7%	51	48	6%	40	36	11%	9%
Xanax XR	74	83	(11%)	(11%)	11	13	(15%)	63	70	(10%)	(10%)
Tygacil	74	74	-	2%	36	31	16%	38	43	(12%)	(8%)
Neurontin	67	84	(20%)	(19%)	12	21	(43%)	55	63	(13%)	(10%)
Diflucan	64	73	(12%)	(14%)	2	1	100%	62	72	(14%)	(14%)
Arthrotec	60	65	(8%)	(7%)	31	35	(11%)	29	30	(3%)	(4%)
Unasyn	59	62	(5%)	(5%)	2	-	*	57	62	(8%)	(8%)
Sulperazon	63	60	5%	3%	-	-	-	63	60	5%	3%
Skelaxin***	58	-	*	*	58	-	*	-	-	-	-
Inspra	53	44	20%	21%	1	1	-	52	43	21%	22%
Dalacin/Cleocin	53	46	15%	13%	14	10	40%	39	36	8%	2%
Methotrexate	57	43	33%	24%	-	-	-	57	43	33%	24%
Toviaz	50	43	16%	15%	26	23	13%	24	20	20%	16%
Somavert	50	42	19%	17%	12	9	33%	38	33	15%	13%
Alliance Revenue****	952	977	(3%)	(4%)	599	607	(1%)	353	370	(5%)	(8%)
All other biopharmaceutical products	1,747	1,791	(2%)	(3%)	643	621	4%	1,104	1,170	(6%)	(7%)
All other established products*****	1,464	1,465	-	(1%)	496	440	13%	968	1,025	(6%)	(6%)
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$1,106	$976	13%	13%	$443	$376	18%	$663	$600	11%	11%
CONSUMER HEALTHCARE	$817	$758	8%	8%	$403	$392	3%	$414	$366	13%	13%
NUTRITION	$598	$492	22%	20%	-	-	-	$598	$492	22%	20%
OTHER******	$89	$77	16%	16%	$23	$18	28%	$66	$59	12%	15%

*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the fourth quarter of 2010 do not include King's results of operations.
****	-	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
*****	-	All other established products is a subset of All other biopharmaceutical products.
******	-	Includes revenues generated primarily from Pfizer Centresource.

Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH QUARTER 2011 and 2010
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

	2011	2010	% Change		2011	2010	% Change		2011	2010	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,075	$4,266	(4%)	(6%)	$3,033	$2,664	14%	8%	$3,310	$3,230	2%	4%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,674	$3,877	(5%)	(7%)	$2,739	$2,397	14%	8%	$2,264	$2,369	(4%)	(2%)
Lipitor	596	661	(10%)	(11%)	360	328	10%	4%	227	232	(2%)	(3%)
Lyrica	324	300	8%	7%	188	87	116%	108%	88	83	6%	8%
Prevnar / Prevenar 13	199	179	11%	9%	70	39	79%	72%	170	78	118%	118%
Enbrel (Outside the U.S. and Canada)	629	593	6%	4%	133	105	27%	19%	163	167	(2%)	1%
Celebrex	48	48	-	(2%)	124	100	24%	18%	77	70	10%	11%
Viagra	104	103	1%	(1%)	54	55	(2%)	(2%)	94	78	21%	23%
Norvasc	38	48	(21%)	(23%)	198	217	(9%)	(13%)	128	112	14%	13%
Zyvox	77	73	5%	4%	41	35	17%	9%	46	42	10%	20%
Xalatan / Xalacom	124	143	(13%)	(15%)	99	94	5%	(1%)	50	52	(4%)	2%
Sutent	115	114	1%	(1%)	47	40	18%	10%	66	69	(4%)	1%
Geodon / Zeldox	17	21	(19%)	(15%)	5	5	-	-	15	16	(6%)	-
Premarin Family	2	3	(33%)	(33%)	10	8	25%	(11%)	12	14	(14%)	(7%)
Genotropin	89	98	(9%)	(11%)	59	55	7%	4%	26	29	(10%)	(10%)
Detrol / Detrol LA	38	41	(7%)	(7%)	27	26	4%	4%	15	14	7%	7%
Vfend	78	77	1%	-	45	38	18%	8%	44	42	5%	5%
Chantix / Champix	41	49	(16%)	(16%)	46	97	(53%)	(55%)	10	9	11%	33%
BeneFIX	62	64	(3%)	(3%)	31	26	19%	12%	4	4	-	-
Effexor	40	60	(33%)	(33%)	41	37	11%	3%	25	25	-	4%
Zosyn / Tazocin	14	18	(22%)	(26%)	3	4	(25%)	(33%)	52	59	(12%)	(10%)
Pristiq	-	-	-	-	19	14	36%	46%	10	7	43%	43%
Zoloft	20	19	5%	-	84	73	15%	8%	32	33	(3%)	3%
Caduet	5	6	(17%)	-	46	36	28%	22%	15	14	7%	7%
Revatio	36	33	9%	9%	13	10	30%	30%	10	9	11%	11%
Medrol	25	27	(7%)	(8%)	13	12	8%	(8%)	53	50	6%	8%
Refacto AF/Xyntha	95	87	9%	7%	8	6	33%	14%	1	2	(50%)	-
Prevnar / Prevenar (7-valent)	1	30	(97%)	(100%)	81	49	65%	31%	-	144	(100%)	(95%)
Zithromax / Zmax	19	21	(10%)	(18%)	53	45	18%	16%	43	42	2%	2%
Aricept**	58	58	-	(2%)	45	42	7%	7%	12	17	(29%)	(29%)
Fragmin	46	41	12%	10%	20	20	-	-	22	22	-	5%
Cardura	25	35	(29%)	(29%)	39	37	5%	-	26	28	(7%)	-
Rapamune	15	17	(12%)	(13%)	5	4	25%	-	18	28	(36%)	(32%)
Aromasin	27	54	(50%)	(51%)	19	17	12%	6%	16	13	23%	14%
BMP2	-	6	(100%)	(80%)	-	-	-	-	-	-	-	-
Relpax	20	19	5%	-	16	12	33%	15%	4	5	(20%)	-
Xanax XR	27	30	(10%)	(10%)	14	14	-	(14%)	22	26	(15%)	(11%)
Tygacil	15	20	(25%)	(25%)	2	2	-	-	21	21	-	10%
Neurontin	18	21	(14%)	(10%)	15	15	-	(7%)	22	27	(19%)	(15%)
Diflucan	21	21	-	-	12	13	(8%)	(8%)	29	38	(24%)	(24%)
Arthrotec	11	13	(15%)	(21%)	14	14	-	8%	4	3	33%	33%
Unasyn	8	10	(20%)	(20%)	20	20	-	-	29	32	(9%)	(9%)
Sulperazon	-	-	-	-	10	12	(17%)	(17%)	53	48	10%	8%
Skelaxin***	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	34	28	21%	21%	14	12	17%	17%	4	3	33%	33%
Dalacin/Cleocin	9	9	-	(10%)	8	6	33%	17%	22	21	5%	-
Methotrexate	10	11	(9%)	(9%)	46	32	44%	38%	1	-	*	*
Toviaz	19	17	12%	12%	3	1	200%	-	2	2	-	-
Somavert	32	29	10%	7%	3	2	50%	33%	3	2	50%	50%
Alliance Revenue****	103	155	(34%)	(34%)	228	192	19%	14%	22	23	(4%)	(4%)
All other biopharmaceutical products	340	367	(7%)	(11%)	308	289	7%	-	456	514	(11%)	(8%)
All other established products*****	290	299	(3%)	(5%)	289	275	5%	(1%)	389	451	(14%)	(11%)
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$401	$389	3%	2%	$294	$267	10%	7%	$1,046	$861	21%	22%

*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the fourth quarter of 2010 do not include King's results of operations.
****	-	Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
*****	-	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(3)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC.
REVENUES
TWELVE MONTHS 2011 and 2010
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)

	2011	2010	% Change		2011	2010	% Change	2011	2010	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$67,425	$67,057	1%	(2%)	$26,933	$28,855	(7%)	$40,492	$38,202	6%	1%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$57,747	$58,523	(1%)	(4%)	$23,707	$25,962	(9%)	$34,040	$32,561	5%	(1%)
Lipitor	9,577	10,733	(11%)	(13%)	5,003	5,329	(6%)	4,574	5,404	(15%)	(20%)
Lyrica	3,693	3,063	21%	17%	1,514	1,424	6%	2,179	1,639	33%	27%
Prevnar / Prevenar 13	3,657	2,416	51%	50%	1,928	1,761	9%	1,729	655	164%	158%
Enbrel (Outside the U.S. and Canada)	3,666	3,274	12%	7%	-	-	-	3,666	3,274	12%	7%
Celebrex	2,523	2,374	6%	4%	1,597	1,580	1%	926	794	17%	10%
Viagra	1,981	1,928	3%	-	1,003	992	1%	978	936	4%	-
Norvasc	1,445	1,506	(4%)	(10%)	23	33	(30%)	1,422	1,473	(3%)	(9%)
Zyvox	1,283	1,176	9%	7%	640	613	4%	643	563	14%	9%
Xalatan / Xalacom	1,250	1,749	(29%)	(32%)	176	626	(72%)	1,074	1,123	(4%)	(10%)
Sutent	1,187	1,066	11%	8%	307	270	14%	880	796	11%	6%
Geodon / Zeldox	1,022	1,027	-	(1%)	859	864	(1%)	163	163	-	(5%)
Premarin Family	1,013	1,040	(3%)	(3%)	915	949	(4%)	98	91	8%	2%
Genotropin	889	885	-	(4%)	205	209	(2%)	684	676	1%	(4%)
Detrol / Detrol LA	883	1,013	(13%)	(14%)	557	689	(19%)	326	324	1%	(4%)
Vfend	747	825	(9%)	(13%)	86	260	(67%)	661	565	17%	12%
Chantix / Champix	720	755	(5%)	(7%)	326	330	(1%)	394	425	(7%)	(12%)
BeneFIX	693	643	8%	5%	301	286	5%	392	357	10%	4%
Effexor	678	1,718	(61%)	(62%)	242	1,226	(80%)	436	492	(11%)	(17%)
Zosyn / Tazocin	636	952	(33%)	(34%)	344	627	(45%)	292	325	(10%)	(13%)
Pristiq	577	466	24%	22%	474	405	17%	103	61	69%	58%
Zoloft	573	532	8%	2%	63	71	(11%)	510	461	11%	4%
Caduet	538	527	2%	(2%)	272	339	(20%)	266	188	41%	31%
Revatio	535	481	11%	9%	312	293	6%	223	188	19%	12%
Medrol	510	455	12%	10%	152	113	35%	358	342	5%	1%
Refacto AF/Xyntha	506	404	25%	20%	97	80	21%	409	324	26%	20%
Prevnar / Prevenar (7-valent)	488	1,253	(61%)	(66%)	-	214	(100%)	488	1,039	(53%)	(59%)
Zithromax / Zmax	453	415	9%	4%	20	14	43%	433	401	8%	2%
Aricept**	450	454	(1%)	(6%)	-	-	-	450	454	(1%)	(6%)
Fragmin	382	341	12%	7%	43	40	8%	339	301	13%	7%
Cardura	380	413	(8%)	(13%)	5	12	(58%)	375	401	(6%)	(11%)
Rapamune	372	388	(4%)	(6%)	188	197	(5%)	184	191	(4%)	(7%)
Aromasin	361	483	(25%)	(28%)	58	160	(64%)	303	323	(6%)	(11%)
BMP2	340	400	(15%)	(15%)	323	382	(15%)	17	18	(6%)	(10%)
Relpax	341	323	6%	3%	193	189	2%	148	134	10%	4%
Xanax XR	306	307	-	(4%)	52	51	2%	254	256	(1%)	(6%)
Tygacil	298	324	(8%)	(9%)	148	164	(10%)	150	160	(6%)	(9%)
Neurontin	289	322	(10%)	(12%)	63	78	(19%)	226	244	(7%)	(10%)
Diflucan	265	278	(5%)	(8%)	5	6	(17%)	260	272	(4%)	(8%)
Arthrotec	242	250	(3%)	(5%)	127	132	(4%)	115	118	(3%)	(6%)
Unasyn	231	244	(5%)	(9%)	6	6	-	225	238	(5%)	(9%)
Sulperazon	218	213	2%	(2%)	-	-	-	218	213	2%	(2%)
Skelaxin***	203	-	*	*	203	-	*	-	-	-	-
Inspra	195	157	24%	18%	4	5	(20%)	191	152	26%	19%
Dalacin/Cleocin	192	214	(10%)	(13%)	49	65	(25%)	143	149	(4%)	(9%)
Methotrexate	191	164	16%	7%	-	-	-	191	164	16%	7%
Toviaz	187	137	36%	34%	99	70	41%	88	67	31%	26%
Somavert	183	157	17%	13%	39	32	22%	144	125	15%	10%
Alliance Revenue****	3,630	4,084	(11%)	(13%)	2,227	2,818	(21%)	1,403	1,266	11%	4%
All other biopharmaceutical products	6,768	6,194	9%	6%	2,459	1,958	26%	4,309	4,236	2%	(3%)
All other established products*****	5,671	4,957	14%	11%	1,783	1,143	56%	3,888	3,814	2%	(3%)
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$4,184	$3,575	17%	14%	$1,648	$1,382	19%	$2,536	$2,193	16%	11%
CONSUMER HEALTHCARE	$3,057	$2,772	10%	8%	$1,490	$1,408	6%	$1,567	$1,364	15%	10%
NUTRITION	$2,138	$1,867	15%	11%	-	-	-	$2,138	$1,867	15%	11%
OTHER******	$299	$320	(7%)	(8%)	$88	$103	(15%)	$211	$217	(3%)	(4%)

*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for full-year 2010 do not include King's results of operations.
****	-	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
*****	-	All other established products is a subset of All other biopharmaceutical products.
******	-	Includes revenues generated primarily from Pfizer Centresource.

Certain amounts and percentages may reflect rounding adjustments.

(1)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC.
REVENUES
DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2011 and 2010
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)

	2011	2010	% Change		2011	2010	% Change		2011	2010	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$16,297	$16,345	-	(5%)	$11,091	$10,008	11%	2%	$13,104	$11,849	11%	8%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$14,737	$14,851	(1%)	(5%)	$10,008	$9,047	11%	1%	$9,295	$8,663	7%	5%
Lipitor	2,400	2,648	(9%)	(13%)	1,315	1,833	(28%)	(35%)	859	923	(7%)	(10%)
Lyrica	1,255	1,102	14%	9%	569	249	129%	112%	355	288	23%	21%
Prevnar / Prevenar 13	744	453	64%	57%	241	62	289%	261%	744	140	*	*
Enbrel (Outside the U.S. and Canada)	2,387	2,252	6%	1%	524	393	33%	21%	755	629	20%	17%
Celebrex	182	180	1%	(3%)	431	345	25%	16%	313	269	16%	12%
Viagra	400	402	-	(5%)	212	198	7%	(1%)	366	336	9%	6%
Norvasc	165	202	(18%)	(22%)	773	818	(6%)	(13%)	484	453	7%	4%
Zyvox	306	288	6%	2%	149	128	16%	5%	188	147	28%	26%
Xalatan / Xalacom	509	573	(11%)	(15%)	369	359	3%	(6%)	196	191	3%	-
Sutent	468	436	7%	3%	169	140	21%	11%	243	220	10%	9%
Geodon / Zeldox	75	87	(14%)	(17%)	22	18	22%	11%	66	58	14%	10%
Premarin Family	10	11	(9%)	(9%)	34	29	17%	7%	54	51	6%	2%
Genotropin	356	375	(5%)	(9%)	221	188	18%	7%	107	113	(5%)	(8%)
Detrol / Detrol LA	157	170	(8%)	(12%)	109	97	12%	5%	60	57	5%	3%
Vfend	304	296	3%	(2%)	153	130	18%	8%	204	139	47%	45%
Chantix / Champix	175	172	2%	(2%)	170	221	(23%)	(29%)	49	32	53%	48%
BeneFIX	255	251	2%	(2%)	113	91	24%	14%	24	15	60%	53%
Effexor	181	244	(26%)	(29%)	155	150	3%	(7%)	100	98	2%	-
Zosyn / Tazocin	63	101	(38%)	(40%)	14	16	(13%)	(13%)	215	208	3%	-
Pristiq	-	-	-	-	67	41	63%	51%	36	20	80%	75%
Zoloft	81	85	(5%)	(9%)	301	254	19%	8%	128	122	5%	4%
Caduet	18	21	(14%)	(19%)	189	115	64%	50%	59	52	13%	8%
Revatio	141	127	11%	6%	47	34	38%	26%	35	27	30%	26%
Medrol	103	101	2%	(3%)	48	46	4%	(4%)	207	195	6%	5%
Refacto AF/Xyntha	374	296	26%	21%	33	26	27%	15%	2	2	-	-
Prevnar / Prevenar (7-valent)	23	260	(91%)	(92%)	358	221	62%	42%	107	558	(81%)	(85%)
Zithromax / Zmax	80	82	(2%)	(6%)	184	160	15%	6%	169	159	6%	4%
Aricept**	229	230	-	(6%)	170	153	11%	5%	51	71	(28%)	(30%)
Fragmin	178	151	18%	11%	77	68	13%	7%	84	82	2%	-
Cardura	119	149	(20%)	(23%)	155	153	1%	(7%)	101	99	2%	-
Rapamune	60	58	3%	(2%)	18	17	6%	-	106	116	(9%)	(11%)
Aromasin	169	200	(16%)	(20%)	70	62	13%	3%	64	61	5%	2%
BMP2	17	18	(6%)	(11%)	-	-	-	-	-	-	-	-
Relpax	76	73	4%	(3%)	56	45	24%	16%	16	16	-	-
Xanax XR	107	111	(4%)	(7%)	50	47	6%	(4%)	97	98	(1%)	(4%)
Tygacil	64	80	(20%)	(23%)	6	5	20%	-	80	75	7%	4%
Neurontin	76	85	(11%)	(15%)	57	56	2%	(5%)	93	103	(10%)	(10%)
Diflucan	80	85	(6%)	(9%)	47	48	(2%)	(10%)	133	139	(4%)	(6%)
Arthrotec	48	58	(17%)	(21%)	51	49	4%	-	16	11	45%	45%
Unasyn	34	39	(13%)	(15%)	81	77	5%	(5%)	110	122	(10%)	(10%)
Sulperazon	-	-	-	-	42	44	(5%)	(11%)	176	169	4%	1%
Skelaxin***	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	126	106	19%	13%	51	37	38%	24%	14	9	56%	56%
Dalacin/Cleocin	35	40	(13%)	(18%)	27	25	8%	(4%)	81	84	(4%)	(5%)
Methotrexate	43	44	(2%)	(7%)	145	118	23%	14%	3	2	50%	-
Toviaz	71	56	27%	21%	8	6	33%	60%	9	5	80%	60%
Somavert	121	109	11%	6%	14	9	56%	33%	9	7	29%	29%
Alliance Revenue****	536	554	(3%)	(7%)	785	634	24%	14%	82	78	5%	3%
All other biopharmaceutical products	1,336	1,390	(4%)	(8%)	1,128	1,032	9%	1%	1,845	1,814	2%	-
All other established products*****	1,173	1,205	(3%)	(7%)	1,094	1,016	8%	(2%)	1,621	1,593	2%	-
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$1,560	$1,494	4%	1%	$1,083	$961	13%	4%	$3,809	$3,186	20%	16%

*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for full-year 2010 do not include King's results of operations.
****	-	Enbrel (in Canada), Aricept, Exforge, Rebif and Spiriva.
*****	-	All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

(1)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(3)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 6% in fourth-quarter 2011 and 5% in full-year 2011, compared to the same periods in 2010. The decreases are due to lower purchase accounting adjustments in 2011, as well as savings associated with our cost-reduction and productivity initiatives, partially offset by the addition of costs from legacy King’s operations, the Puerto Rico excise tax, as well as a shift in geographic and business mix. In addition, fourth-quarter 2011 was favorably impacted by foreign exchange of 12%, while full-year 2011 was unfavorably impacted by foreign exchange of 2%.

Reported cost of sales as a percentage of revenues decreased 0.7 percentage points to 23.3% in fourth-quarter 2011, compared to the same period in 2010, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses decreased 6% in fourth-quarter 2011 and were largely unchanged in full-year 2011, compared to the same periods in 2010. Both periods were unfavorably impacted by the fee provided for under the 2010 U.S. healthcare reform legislation beginning in 2011 and the addition of legacy King operating costs, and favorably impacted by savings associated with our cost-reduction and productivity initiatives. In addition, fourth-quarter and full-year 2011 were unfavorably impacted by foreign exchange of 1% and 2%, respectively.

Reported R&D expenses decreased 7% in fourth-quarter 2011 and decreased 3% in full-year 2011, compared to the same periods in 2010. Both periods were favorably impacted by savings associated with our cost-reduction and productivity initiatives, and unfavorably impacted by higher charges related to those initiatives and the addition of legacy King expenses. Foreign exchange did not have any impact on fourth-quarter 2011, while full-year 2011 was unfavorably impacted by 1%.

3. Other (Income)/Deductions – Net

($ in millions)	Fourth Quarter		Full-Year
	2011	2010	2011	2010
Interest income(a)	$(126)	$(105)	$(458)	$(402)
Interest expense(a)	396	459	1,681	1,797
Net interest expense	270	354	1,223	1,395
Royalty-related income	(123)	(184)	(570)	(579)
Net losses/(gains) on asset disposals	7	(19)	(1)	(262)
Certain legal matters, net(b)	171	851	790	1,737
Certain asset impairment charges(c)	278	465	863	2,175
Other, net	98	(167)	174	(130)
Other deductions-net	$701	$1,300	$2,479	$4,336
(a)	Interest income increased in both periods of 2011 due to higher cash balances and higher interest rates earned on investments. Interest expense decreased in both periods of 2011 due to lower long- and short-term debt balances and the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)	In full-year 2011, primarily relates to charges for hormone-replacement therapy litigation. In both periods of 2010, primarily includes charges for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

(c)	In 2011 and 2010, primarily relates to certain Wyeth intangible assets, including in-process research and development (IPR&D) intangible assets. In 2011, also includes a charge related to our indefinite-lived brand asset, Xanax, recorded as a result of an increased competitive environment. In 2010, also includes a charge related to an intangible asset associated with our product, Thelin, recorded as a result of our decision to voluntarily withdraw Thelin in regions where it was approved and to discontinue clinical studies worldwide.

4. Effective Tax Rate

Reported

The effective tax rate on reported Income from continuing operations before provision for taxes on income for fourth-quarter 2011 was 34.9%. The Company recorded a tax benefit in fourth-quarter 2010. The effective tax rate on reported Income from continuing operations before provision for taxes on income for full-year of 2011 was 31.5% compared to 11.5% in full-year 2010. The increases in the effective tax rate were primarily due to:

  the non-recurrence of a settlement reached with the U.S. Internal Revenue Service (IRS) in 2010 (see additional discussion below),

partially offset by:

  the decrease and jurisdictional mix of certain impairment charges related to assets acquired in connection with the Wyeth acquisition; and
  the change in the jurisdictional mix of earnings.

During the fourth quarter of 2010, we reached a settlement with the IRS related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). The Company agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, we reduced our unrecognized tax benefits for fourth-quarter and full-year 2010 by approximately $1.4 billion and recorded a corresponding tax benefit. The fourth-quarter and full-year 2010 effective tax rates were also favorably impacted by approximately $600 million related to interest on these unrecognized tax benefits.

Adjusted

The effective tax rate on adjusted income(1) for fourth-quarter 2011 was 30.2% compared to 25.8% in fourth-quarter 2010, primarily due to the change in the jurisdictional mix of earnings, and the extension of the U.S. research and development credit, and in full-year 2011 was 29.5% compared to 29.7% in full-year 2010, primarily as a result the change in the jurisdictional mix of earnings.

5. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

Full-Year 2012 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$16.5 - $17.3	~$2.20 - $2.30
Purchase Accounting Impacts of Transactions Completed as of 12/31/11	(4.1)	(0.54)
Acquisition-Related Costs	(1.0 - 1.2)	(0.13 - 0.15)
Non-Acquisition-Related Restructuring Costs(c)	(0.9 - 1.1)	(0.11 - 0.14)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$10.1 - $11.3	~$1.37 - $1.52
(a)	The current exchange rates assumed in connection with the 2012 financial guidance are the mid-January 2012 exchange rates.

(b)

Does not assume the completion of any business-development transactions not completed as of December 31, 2011, including any one- time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2011.

(c)

Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and related to other cost- reduction and productivity initiatives. These amounts are included in Certain Significant Items.

_______________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended October 2, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of January 31, 2012. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s future operating and financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase and dividend-rate plans that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast”, “goal”, “objective” and other words and terms of similar meaning or use future dates. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our acquisition of King Pharmaceuticals, Inc.; (ii) our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization; and (iii) the impact of the strategic alternatives that we decide to pursue for our Animal Health and Nutrition businesses. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in its reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Chuck Triano, 212-733-3901
Suzanne Harnett, 212-733-8009